U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

ComVest Venture Partners, L.P.
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   (Last)                           (First)             (Middle)

                                830 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York                             New York            10022
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Bio-Plexus, Inc. (BPXS)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

        13-4124841

________________________________________________________________________________
4.   Statement for Month/Year


October 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, $.001 par value
per share (1)                       10/31/02       S              4,172,282      D      (1)        0             D
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Common Stock, $.001 par value
per share (2)                       10/31/02       S              1,312,038      D      (2)        0             D

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Common Stock, $.001 par value
per share (3)                       10/31/02       S              1,312,038      D      (3)        0             D

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Warrant to         $2.283/ 10/31/02    S            557,164 5/24/02   7/18/11   Common  557,164      (1)    0         D
purchase Common    share                                                        Stock
Stock (1)

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Warrant to         $2.283/ 10/31/02    S            175,208 5/24/02   7/18/11   Common  175,208      (2)    0         D
purchase Common    share                                                        Stock
Stock (2)

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Warrant to         $2.283/ 10/31/02    S            175,208  5/24/02   7/18/11   Common  175,208      (3)    0        D
purchase Common    share                                                         Stock
Stock (3)

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Convertible        (4)     10/31/02    S            (4)      (4)       (4)       Common  (4)          (4)    0        D
Note(4)                                                                          Stock
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Convertible        (5)     10/31/02    S            (5)      (5)       (5)       Common  (5)          (5)    0        D
Note(5)                                                                          Stock
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Convertible        (6)     10/31/02    S            (6)      (6)       (6)       Common  (6)          (6)    0        D
Note(6)                                                                          Stock
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
Explanation of Responses:
See attached footnotes.

ComVest Venture Partners, LP
by: ComVest Management LLC, its general partner


By: /s/ Michael S. Falk                                 November 4, 2002
   -----------------------------------            -----------------------
      **Signature of Reporting Person                      Date
      Name:  Michael S. Falk
      Title: Manager


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

FOOTNOTES


(1) On October 31, 2002, ComVest sold these shares and its warrant to ICU Medical, Inc. ("ICU") in exchange for an aggregate purchase price of $2,756,000.75. The general partner of ComVest is ComVest Management, LLC, which is wholly-owned by Commonwealth Associates Management Company, Inc. ("CAMC"). Michael S. Falk ("Falk") is the chairman and principal shareholder of CAMC, and Robert Priddy ("Priddy") is a shareholder of CAMC. Falk and Priddy disclaim beneficial ownership of the securities held by ComVest other than that portion which corresponds with their respective interests in ComVest.

(2) On October 31, 2002, RMC sold these shares and its warrant to ICU in exchange for an aggregate purchase price of $866,666.67. Priddy is the Manager and principal member of RMC and disclaims beneficial ownership of the securities held by RMC other than that portion which corresponds with his membership interest therein.

(3) On October 31, 2002, RMC sold these shares and its warrant to ICU in exchange for an aggregate purchase price of $866,666.67.

(4) On October 31, 2002, ComVest sold this note to ICU for a purchase price equal to the face amount of the note. As of the date of the sale, the events triggering conversion of the note had not occurred. At the time of sale, therefore, the note was a debt instrument rather than an equity security. Falk and Priddy disclaim beneficial ownership of the securities held by ComVest other than that portion which corresponds with their respective interests in ComVest.

(5) On October 31, 2002, RMC sold this note to ICU for a purchase price equal to the face amount of the note. As of the date of the sale, the events triggering conversion of the note had not occurred. At the time of sale, therefore, the note was a debt instrument rather than an equity security. Priddy disclaims beneficial ownership of the securities held by RMC other than that portion which corresponds with his membership interest therein.

(6) On October 31, 2002, Priddy sold this note to ICU for a purchase price equal to the face amount of the note. As of the date of the sale, the events triggering conversion of the note had not occurred. At the time of sale, therefore, the note was a debt instrument rather than an equity security.

                    JOINT FILER INFORMATION AND AUTHORIZATION


Name:                               ComVest Management LLC
                                    830 Third Avenue
                                    New York, New York  10022

Designated Filer:                   ComVest Venture Partners, LP


Issuer & Ticker Symbol:             Bio-Plexus, Inc. (BPXS)


Statement Date:                     November 4, 2002


Signature:                          By:   /s/ Michael S. Falk
                                          --------------------
                                          Michael S. Falk, Manager


Name:                               RMC Capital, LLC
                                    1640 Powers Ferry, Suite 125
                                    Marietta, Georgia 10067
Designated Filer:                   ComVest Venture Partners, LP

Issuer & Ticker Symbol:             Bio-Plexus, Inc. (BPXS)

Statement Date:                     November 4, 2002

Signature:                          By:   /s/ Robert Priddy
                                          --------------------
                                          Robert Priddy, Manager


Name:                               Robert Priddy
                                    3291 Buffalo Drive, Suite 8
                                    Las Vegas, Nevada  89129

Designated Filer:                   ComVest Venture Partners, LP

Issuer & Ticker Symbol:             Bio-Plexus, Inc. (BPXS)

Statement Date:                     November 4, 2002

Signature:                          By:   /s/ Robert Priddy
                                          --------------------
                                          Robert Priddy

Name:                                 Michael S. Falk
                                      830 Third Avenue
                                      New York, New York  10022

Designated Filer:                     ComVest Venture Partners, LP

Issuer & Ticker Symbol:               Bio-Plexus, Inc. (BPXS)

Statement Date:                       November 4, 2002

Signature:                            By: /s/ Michael S. Falk
                                          --------------------
                                          Michael S. Falk